Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Institutional Funds on Form N-1A (“Registration Statement”) of our report dated November 25, 2009 relating to the financial statements and financial highlights which appears in the September 30, 2009 Annual Report to Shareholders of DWS Global Inflation Plus Fund (formerly DWS Inflation Protected Plus Fund), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 8, 2010